Exhibit 12




              BURLINGTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

                        Computation of Ratio of Earnings
                                to Fixed Charges
                             (Amounts in thousands)



                                                   Fiscal Year Ended
                                       ----------------------------------------
                                        October 3,  September 27, September 28,
                                           1998         1997          1996
                                       -----------  ------------  -------------

Income before income taxes ...........  $  130,012    $  96,371     $  75,350
Interest expense .....................      59,544       60,062        65,936
Imputed interest on rent expense .....       5,096        4,938         5,006
                                        ----------    ---------     ---------
        Total earnings ...............  $  194,652    $ 161,371     $ 146,292
                                        ----------    ---------     ---------

Interest expense .....................  $   59,544    $  60,062     $  65,936
Imputed interest on rent expense .....       5,096        4,938         5,006
                                        ----------    ---------     ---------
        Total fixed charges ..........  $   64,640    $  65,000     $  70,942
                                        ----------    ---------     ---------

Ratio of earnings to fixed charges ...         3.0          2.5           2.1
                                        ==========    =========     =========